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                                Prospectus Supplement filed under Rule 424(b)(3)
                                   in connection with Registration No. 333-58970


                  PROSPECTUS SUPPLEMENT DATED SEPTEMBER 4, 2001
                      (To Prospectus Dated April 27, 2001)

                        TERAFORCE TECHNOLOGY CORPORATION

               41,416,630 shares of Common Stock, par value $0.01



         This Prospectus Supplement supplements information contained in that certain Prospectus, dated April 27, 2001, as amended or supplemented (the "Prospectus"), relating to the offer and sale by certain Selling Stockholders of up to 41,416,630 shares of common stock, par value $0.01 per share (the "Common Stock") of TeraForce Technology Corporation (the "Company"). This Prospectus Supplement is issued in connection with and reflects the correction of certain information regarding market listing and market-related risk factors reflected in the Prospectus. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

         The Company's Common Stock is quoted on the OTC Bulletin Board under the symbol "TERA." On August 31, 2001, the closing sales price of the Company's Common Stock was $0.24 per share. All references to the Common Stock being quoted or trading on the Nasdaq SmallCap Market are hereby supplemented and amended to read that the quotation or trading of the Common Stock is on the OTC Bulletin Board.

         The Risk Factor titled "We May be De-listed by Nasdaq" is hereby supplemented and replaced in its entirety with the following:

         WE TRADE ON THE OTC BULLETIN BOARD.

         In June, 2001 our stock ceased trading on the Nasdaq SmallCap Market and began trading on the OTC Bulletin Board ("OTCBB") under the ticker symbol "TERA." The OTCBB is an electronic inter-dealer quotation system operated by the National Association of Securities Dealers for securities not quoted on Nasdaq or trading on a national securities exchange. It is not part of, and has no business relationship with the Nasdaq Stock Market.

         The OTCBB generally provides less liquidity than Nasdaq and the national securities exchanges. Further, certain institutional investors may not purchase stocks listed on the OTCBB or invest capital in companies that are not listed on Nasdaq or a national securities exchange. Such adverse effects in liquidity and capital raising ability could materially adversely affect our operating results and financial condition. We do not know when, if ever, we will be re-listed on Nasdaq or listed on a national securities exchange and anticipate to continue to be quoted on the OTCBB for the foreseeable future.

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             THIS PROSPECTUS SUPPLEMENT IS DATED SEPTEMBER 4, 2001.